FOR IMMEDIATE RELEASE

MOVENTIS CAPITAL ACQUIRES PROFITABLE ELECTRONICS
MANUFACTURING SERVICES COMPANY

PTL ELectronics, with over $10 million in revenues, is first acquisition for Moventis

Vancouver, BC – May 11, 2006 – Moventis Capital, Inc. (OTCBB: MVTS) announces the signing of a definitive purchase agreement to acquire PTL Electronics, Inc. (PTL), a profitable Pacific Northwest electronics manufacturing services (EMS) company with revenues of more than $10 million and EBITDA of $1.5 million for the year ended March 31, 2006. All dollar figures referenced in this release are in Canadian funds.

Operating within the $114 billion global EMS market, PTL specializes in the production, assembly and test of complex and high-end electronic components. Original equipment manufacturers (OEMs) who build products for some of the world’s largest and fastest growing industries, including telecommunications, medical services, alternative fuel, multimedia and automotive, turn to PTL for their EMS needs. Today, PTL’s electronic components can be found in sophisticated products ranging from ultrasound machines and auxiliary power units to fleet management systems and Global Positioning System applications.

“PTL is an established company with a strong reputation and loyal customer base serving some of the most dynamic industries,” explains Blake Ponuick, chairman and CEO of Moventis. “With limited resources, PTL has already done a great job in achieving growth and profitability. They’re well positioned to grow even further with the capital and operational expertise Moventis can provide.”

Adds Ponuick, “With strong ties and plans to expand operations to China in the near term, we believe PTL is strategically positioned to move past their current growth stage and participate in the burgeoning EMS sector internationally. We look forward to working closely with their experienced team to help develop the company both internally and through complementary acquisitions.”

“At PTL, we’re thrilled we can now access the capital and expertise to grow into the world class manufacturing company we know we can be,” states Paul Heathcote, chief operating officer at PTL. “The Moventis team has a strong track record of building businesses and we look forward to a new phase of growth and expansion for PTL as a Moventis company.”

Under the terms of the definitive agreement, Moventis will purchase PTL for a sum of $7 million for all outstanding shares of PTL. The purchase price consists of $3.5 million in cash and $3.5 million in convertible debt and equity. At closing, Moventis will pay $3 million in cash, the equivalent of $1.2 million in common shares and a convertible debenture in the amount of $2.3 million that may be converted into shares at the option of Moventis. A final cash payment in the amount of $500,000 is payable within 12 months after closing. The transaction is subject to financing and customary closing conditions.

www.moventiscapital.com

The first acquisition for Moventis, PTL will act as an anchor company within the growing EMS sector. This is in line with Moventis’ strategy to acquire successful small-to-mid-sized companies and build strong portfolios within key growth industries. This strategy is fueled by the emerging opportunity presented as baby boomers retire and are faced with a shortage of qualified buyers to purchase the record number of successful smaller businesses they established over the last 30 years.

PTL revenue and earnings figures are subject to the completion of audited financials.

About Moventis
Moventis Capital (Moventis) is an acquisition and growth management company trading on the OTCBB exchange under the symbol MVTS. Moventis identifies and acquires successful small-to-mid-sized companies and uses a proven business formula to provide the missing management expertise and financial ingredients they need to grow into industry leaders. Moventis capitalizes on an underserved market of smaller companies that do not meet the size or industry requirements of many acquisition or investment firms. A record number of these businesses is expected to exit over the next several years as baby boomer owners retire, far outpacing the number of qualified buyers and creating a significant and ongoing opportunity.

About PTL Electronics
PTL Electronics (PTL) brings products to life with its comprehensive electronics manufacturing services. With customers across the growing telecommunications, industrial control, medical, computing, multi-media and automotive sectors, PTL partners with original equipment manufacturers to help build the products that will transform their businesses – one circuit at a time. Whether it’s better managing supply chains, getting products to market faster or reducing costs, PTL offers fl exible and customized solutions to meet each customer’s unique needs. PTL is located in the Pacific Northwest near Vancouver, BC. For more information visit www.ptlelectronics.com

Safe Harbor Statement:
Statements included in this news release, which are not historical in nature, are intended to be, and are hereby identified as “Forward-Looking Statements” for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-Looking Statements may be identified by words including “anticipate,” “await,” envision,” “foresee,” “aim at,” “plans,” “believe,” “intends,” “estimates” “expects” and “projects” including without limitation, those relating to the company’s future business prospects, and are subject to certain and uncertainties that could cause actual results to differ materially from those indicated in the Forward-Looking Statements, including without limitation Moventis’ ability to consummate acquisitions, obtain necessary financing and successfully grow its operations, revenue and profitability. Readers are directed to the Moventis’ filings with the U.S. Securities and Exchange Commission for additional information and a presentation of risks and uncertainties that may affect the company’s business and results of operations. www.sec.gov.

Contact:
Blake Ponuick, CEO
604f484f1854
blakep@moventiscapital.com